                                                            Exhibit 15.2
[LOGO OF PEAT MARWICK LLP]

1600 Market Street
Philadelphia, PA 19103-7212


Armstrong World Industries, Inc.
Lancaster, Pennsylvania

Gentlemen:

With respect to the Registration Statement filed on Form S-3, we acknowledge our awareness of the incorporation by reference therein of our report dated August 12, 1996, related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act, such report is not considered a part of a Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

Very truly yours,

/s/ KPMG PEAT MARWICK LLP

KPMG Peat Marwick LLP


Philadelphia, Pennsylvania
August 12, 1996

[LOGO OF PEAT MARWICK]